FOR IMMEDIATE RELEASE

BP Midstream Partners LP (NYSE: BPMP)                         Exhibit 99.1

BP PIPELINES MAKES OFFER TO ACQUIRE BP MIDSTREAM PARTNERS
&
BP MIDSTREAM PARTNERS REPORTS SECOND QUARTER 2021 RESULTS
•BP Midstream Partners receives non-binding offer from BP Pipelines (North America) Inc., through its wholly-owned subsidiary BP Midstream Partners Holdings LLC, to acquire all of the outstanding common units held by the public in exchange for newly-issued American Depositary Receipts of BP p.l.c. at a value of $13.01 per BPMP common unit
•Second quarter 2021 results highlights:
–Gross pipeline throughput of 1.6 million barrels per day
–Net income attributable to the Partnership of $40.5 million and Adjusted EBITDA of $45.6 million
–Cash from operating activities was $53.5 million and Cash available for distribution was $45.4 million; increased cash balances by $8 million during the quarter and $10 million for the first half of 2021
–Declared quarterly cash distribution of 34.75 cents per unit for the second quarter 2021, consistent with the level of the first quarter 2021 distribution; distribution coverage ratio of 1.2 times

HOUSTON, August 5, 2021 – BP Midstream Partners LP (“BPMP” or the “Partnership”) today announced that, on August 4, 2021 the board of directors of the general partner of BPMP, received a non-binding offer from BP Pipelines (North America) Inc., through its wholly-owned subsidiary BP Midstream Partners Holdings LLC, both wholly-owned subsidiaries of BP p.l.c., to acquire all of the outstanding common units of BPMP held by the public in exchange for newly-issued American Depositary Receipts of BP p.l.c. at a value of $13.01 per BPMP common unit. BPMP’s filings today contain all of the details relating to the offer that can currently be shared. BPMP will update its filings as required.

In response to this announcement, BPMP has temporarily suspended providing forward guidance and temporarily suspended its formal unitholder engagement program, such as attending investor conferences and roadshows.

BPMP today also reported financial results for the second quarter 2021.

Commenting on the results, CFO Jack Collins said: “While portfolio gross throughput for the second quarter was lower than expected, we delivered increased Adjusted EBITDA and Cash available for distribution, and increased our cash balances by around $8 million during the quarter. We continue to manage BPMP in a thoughtful, disciplined manner, focusing on safe operations and financial stability."
Liquidity position
The Partnership has maintained a strong balance sheet and liquidity position, and has a conservative financial framework.
At the end of the second quarter 2021, the Partnership had:
•Cash on hand of $137.3 million, an increase of $10.4 million since year end 2020.
•Receivables of $10.0 million, of which $10.0 million was with affiliates of our investment grade-rated sponsor, bp.

FOR IMMEDIATE RELEASE

•Long-term debt of $468.0 million, with an available revolver capacity of $132.0 million.
•No principal payments due until 2025.
•Gross debt to Adjusted EBITDA ratio of 2.6 times.
•Distribution coverage ratio of 1.21 times.

Operational results

During the second quarter 2021, total pipeline gross throughput was approximately 1.6 million barrels of oil equivalent per day, 7% lower than the first quarter 2021 for both onshore and offshore pipelines. This was lower than expected for the second quarter, largely due to a slower ramp-up in production from offshore major projects and new wells impacting Proteus, Endymion and Mars, a higher level of offshore producer maintenance activity impacting Caesar and Ursa, and continued elevated levels of apportionment on the Enbridge mainline and refinery feedstock optimization impacting BP2.

Financial results
GAAP Measures:
•Net income attributable to the Partnership in the second quarter was $40.5 million (or $0.37 per common unit).
•Cash from operating activities was $53.5 million for the second quarter.
•Cash on hand was $137.3 million at June 30, 2021.
•Outstanding borrowings were $468.0 million under our unsecured term loan facility with an affiliate of bp, at June 30, 2021.

Non-GAAP Measures:
•Adjusted EBITDA* attributable to the Partnership in the second quarter was $45.6 million.
•Cash available for distribution* attributable to the Partnership generated in the second quarter was $45.4 million.
•Quarterly cash distribution: On July 15, 2021, the board of directors of the general partner of BPMP declared a quarterly cash distribution of $0.3475 per unit for the second quarter of 2021.
•Distribution coverage ratio was 1.21 times for the second quarter.
* Adjusted EBITDA and cash available for distribution are Non-GAAP supplemental financial measures. See reconciliation tables later in this press release.
Net income attributable to the Partnership
Net income attributable to the Partnership for the second quarter was $40.5 million, around 4% lower compared with the first quarter 2021, and broadly consistent with the same period in 2020. Compared with the first quarter, lower net income attributable to the Partnership reflected lower income from equity method investments due to lower throughput on Proteus, Endymion and Mars.

FOR IMMEDIATE RELEASE

Adjusted EBITDA attributable to the Partnership
Adjusted EBITDA attributable to the Partnership for the second quarter was $45.6 million, 6% higher compared with the first quarter 2021, and around 4% lower than the same period in 2020. Compared with the first quarter, the result reflected higher distributions from equity method investments.

Cash available for distribution
Cash available for distribution for the second quarter was $45.4 million, 10% higher compared with the first quarter 2021 and around 5% higher than the same period in 2020. Compared to the first quarter, Cash available for distribution benefited from a lower cash reserve related to the timing of interest payments and lower maintenance capital expenditures during the quarter.

Webcast and conference call

A webcast and conference call will be held at 9:00 a.m. CDT on August 5, 2021, hosted by Jack Collins, chief financial officer and Geoff Carr, vice president investor relations, to discuss BPMP’s performance in the second quarter 2021.
Interested parties may listen to the presentation at www.bpmidstreampartners.com, by clicking on the “2021 Second Quarter Results Webcast” link, found in the "Events & Presentations" section under the Investor Relations menu option. Financial information, including the earnings release and other investor-related materials, will also be available online. A replay of the webcast will be posted on the BPMP website following the live event. Information on the Partnership's website does not constitute a portion of this press release.

About BP Midstream Partners
BPMP is a fee-based, growth-oriented master limited partnership formed by BP Pipelines (North America), Inc. (“BP Pipelines”) to own, operate, develop and acquire pipelines and other midstream assets. BPMP’s assets consist of interests in entities that own crude oil, natural gas, refined products and diluent pipelines, and refined product terminals, serving as key infrastructure for bp and other customers to transport onshore crude oil production to bp’s Whiting Refinery and offshore crude oil and natural gas production to key refining markets and trading and distribution hubs. Certain of BPMP’s assets deliver refined products and diluent from the Whiting Refinery and other U.S. supply hubs to major demand centers.
For more information on BPMP and the assets owned by BPMP, please visit www.bpmidstreampartners.com.

Cautionary statement

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements concerning management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate”, “believe”, “estimate”, “budget”, “continue”, “potential”, “guidance”, “effort”, “expect”, “forecast”, “goals”, “objectives”, “outlook”, “intend”, “plan”, “predict”, “project”, “seek”, “target”, “begin”, “could”, “may”, “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future growth, future actions, the continued effects of the global COVID-19 pandemic on demand, the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, volumes, capital requirements, conditions or events, future operating results or the ability to generate sales, the potential exposure of the Partnership to market risks, and statements relating to the expected amount of cash available for distribution and level of distributions, financial position, estimated revenues and losses, projected cost, prospects, plans and objectives of management are forward-looking statements. These forward-looking statements represent BPMP’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be

FOR IMMEDIATE RELEASE

achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of BPMP’s control. These risks include, but are not limited to, the following:

•a decline in global crude oil demand and crude oil prices for an uncertain period of time and the potential resulting significant reduction of domestic crude oil and natural gas production and significant declines in the actual or expected volumes transported through our pipelines and/or the reduction of commercial opportunities that might otherwise be available to us;
•uncertainty regarding the easing of restrictions on various commercial, social and economic activities by applicable authorities, as well as the potential reinstatement of such restrictions, in response to the spread of COVID-19;
•uncertainty regarding the timing, pace and extent of an economic recovery in the United States and elsewhere, which in turn will likely affect demand for crude oil and therefore the demand for the midstream services we provide and the commercial opportunities available to us;
•the impact of current or future actions or expectations of governments, investors, financial markets, or other stakeholders regarding our environmental, social and governance ("ESG") profile or of any actions we may take or goals we may establish regarding such profile and our related business strategy;
•the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, including increased focus by the federal and state governments to develop renewable energy and climate-related policies;
•our inability to perform our obligations under our contracts, whether due to non-performance by third parties, including our customers or counterparties, market constraints, third-party constraints, legal constraints (including governmental orders or guidance), or other factors; and
•other factors and uncertainties inherent in our business, as discussed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other cautionary statements found in BPMP’s filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2020 filed with SEC on February 25, 2021 and the quarterly report on Form 10-Q for the period ended June 30, 2021 filed with SEC on August 5, 2021.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, BPMP does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for BPMP to predict all such factors.

Non-GAAP financial measures

This press release includes the terms Adjusted EBITDA and cash available for distribution. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis;
•the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities, respectively. Adjusted EBITDA and cash available for distribution should not be considered as an alternative to GAAP net income or net cash provided by operating activities.

Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. You should not consider Adjusted EBITDA or cash available for distribution in isolation or as a substitute for analysis of our results as reported

FOR IMMEDIATE RELEASE

under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References to Adjusted EBITDA refer to net income before net interest expense, income taxes, gain or loss from disposition of property, plant and equipment and depreciation and amortization, plus cash distributed to the Partnership from equity method investments for the applicable period, less income from equity method investments. We define Adjusted EBITDA attributable to the Partnership as Adjusted EBITDA less Adjusted EBITDA attributable to non-controlling interests. We define cash available for distribution as Adjusted EBITDA attributable to the Partnership plus net adjustments from volume deficiency agreements and maintenance capital recovery less maintenance capital expenditures, net interest paid/received, cash reserves, and income taxes paid. Cash available for distribution does not reflect changes in working capital balances.

Further Information
bp press office: uspress@bp.com
BPMP investor relations: (832) 664-3187 or bpmpir@bp.com

FOR IMMEDIATE RELEASE

RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions of dollars, unless otherwise indicated)	2021	2020	2021	2020
Revenue	$29.3	$31.5	$58.9	$62.2
Costs and expenses
Operating expenses	5.2	4.4	9.9	9.6
Maintenance expenses	0.4	1.5	1.2	1.8
General and administrative	4.5	4.3	9.1	9.1
Depreciation	0.6	0.6	1.3	1.3
Property and other taxes	0.2	0.2	0.4	0.3
Total costs and expenses	10.9	11.0	21.9	22.1
Operating income	18.4	20.5	37.0	40.1
Income from equity method investments	28.6	26.8	58.9	58.1
Interest expense, net	1.1	1.9	2.2	5.3
Net income	45.9	45.4	93.7	92.9
Less: Net income attributable to non-controlling interests	5.4	4.8	11.2	10.6
Net income attributable to the Partnership	$40.5	$40.6	$82.5	$82.3

Net income attributable to the Partnership per limited partner unit - basic and diluted (in dollars):
Common units	$0.37	$0.38	$0.76	$0.77
Subordinated units	$—	$0.38	$0.18	$0.77

Distributions declared per limited partner unit (in dollars):
Common units	$0.3475	$0.3475	$0.6950	$0.6950
Subordinated units	$—	$0.3475	$—	$0.6950

Weighted average number of limited partner units outstanding - basic and diluted (in millions):
Common units – public	47.8	47.8	47.8	47.8
Common units – BP Holdco	57.0	4.6	44.8	4.6
Subordinated units – BP Holdco	—	52.4	52.4	52.4

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ADDITIONAL FINANCIAL DATA

(in millions of dollars, except per-unit data and ratio data)	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Quarterly distribution declared per unit (in dollars)	$0.3475	$0.6950
Adjusted EBITDA attributable to the Partnership	45.6	88.7
Cash available for distribution attributable to the Partnership	45.4	86.6
Distribution declared:
Limited partner units – public	16.6	33.2
Limited partner units – BP Holdco	19.8	39.6
General partner	1.2	2.4
Total distribution declared	37.6	75.2
Coverage ratio(1)	1.21	1.15

(1)Coverage ratio is equal to Cash available for distribution attributable to the Partnership divided by Total distribution declared.

June 30, 2021
Gross debt	$468.0
Annualized Adjusted EBITDA attributable to the Partnership(1)	182.4
Gross debt to Adjusted EBITDA ratio	2.6

(1)Calculated by multiplying Adjusted EBITDA for the quarter by 4.

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RECONCILIATION OF ADJUSTED EBITDA AND CASH AVAILABLE FOR DISTRIBUTION TO NET INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions of dollars)	2021	2020	2021	2020
Net income	$45.9	$45.4	$93.7	$92.9
Add:
Depreciation	0.6	0.6	1.3	1.3
Interest expense, net	1.1	1.9	2.2	5.3
Cash distribution received from equity method investments	32.9	31.8	63.1	66.0
Less:
Income from equity method investments	28.6	26.8	58.9	58.1
Adjusted EBITDA	51.9	52.9	101.4	107.4
Less:
Adjusted EBITDA attributable to non-controlling interests	6.3	5.5	12.7	12.2
Adjusted EBITDA attributable to the Partnership	45.6	47.4	88.7	95.2
Add:
Net adjustments from volume deficiency agreements	0.6	(1.7)	0.8	(1.6)
Maintenance capital recovery(1)	1.0	—	1.1	0.6
Less:
Net interest paid/(received)	1.1	0.8	2.2	8.0
Maintenance capital expenditures	1.0	0.5	1.8	1.2
Cash reserves(2)	(0.3)	1.2	—	(2.3)
Cash available for distribution attributable to the Partnership	$45.4	$43.2	$86.6	$87.3

(1)Relates to the portion of maintenance capital for the Griffith Station Incident reimbursable by insurance.
(2)Reflects cash reserved due to timing of interest payments(s).

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RECONCILIATION OF ADJUSTED EBITDA AND CASH AVAILABLE FOR DISTRIBUTION TO NET CASH PROVIDED BY OPERATING ACTIVITIES

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions of dollars)	2021	2020	2021	2020
Net cash provided by operating activities	$53.5	$50.6	$101.5	$99.5
Add:
Interest expense, net	1.1	1.9	2.2	5.3
Distributions in excess of earnings from equity method investments	2.4	2.5	4.3	5.3
Less:
Change in other assets and liabilities	5.1	2.1	6.5	2.6
Non-cash adjustments	—	—	0.1	0.1
Adjusted EBITDA	51.9	52.9	101.4	107.4
Less:
Adjusted EBITDA attributable to non-controlling interests	6.3	5.5	12.7	12.2
Adjusted EBITDA attributable to the Partnership	45.6	47.4	88.7	95.2
Add:
Net adjustments from volume deficiency agreements	0.6	(1.7)	0.8	(1.6)
Maintenance capital recovery(1)	1.0	—	1.1	0.6
Less:
Net interest paid/(received)	1.1	0.8	2.2	8.0
Maintenance capital expenditures	1.0	0.5	1.8	1.2
Cash reserves(2)	(0.3)	1.2	—	(2.3)
Cash available for distribution attributable to the Partnership	$45.4	$43.2	$86.6	$87.3

(1)Relates to the portion of maintenance capital for the Griffith Station Incident reimbursable by insurance.
(2)Reflects cash reserved due to timing of interest payment(s).

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SELECTED OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
Pipeline throughput (thousands of barrels per day)(1)	2021	2020	2021	2020
Onshore
BP2	282	260	288	273
Diamondback	45	61	55	71
River Rouge	64	59	63	66
Total Wholly Owned Assets	391	380	406	410

Offshore
Mars	484	501	491	519

Caesar	171	159	163	172
Cleopatra(2)	20	17	18	19
Proteus	220	209	240	217
Endymion	220	209	240	217
Mardi Gras Joint Ventures	631	594	661	625

Ursa	68	87	72	91

Average revenue per barrel ($ per barrel)(3)
Total Wholly Owned Assets	$0.82	$0.74	$0.80	$0.75
Mars	1.29	1.36	1.31	1.38
Mardi Gras Joint Ventures	0.59	0.62	0.57	0.61
Ursa	1.03	0.92	0.93	0.89

(1)Pipeline throughput is defined as the volume of delivered barrels.
(2)Natural gas is converted to oil equivalent at 5.8 million cubic feet per one thousand barrels.
(3)Based on reported revenues from transportation and allowance oil divided by delivered barrels over the same time period.

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CAPITAL EXPENDITURES(1) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions of dollars)	2021	2020	2021	2020
Cash spent on expansion capital expenditures	$3.1	$0.1	$5.7	$0.1
Cash spent on maintenance capital expenditures	1.0	0.5	1.8	1.2
Increase in accrued capital expenditures	3.1	0.3	1.0	0.3
Decrease in capital expenditures reimbursable to our Parent	—	—	(0.3)	—
Total capital expenditures incurred	$7.2	$0.9	$8.2	$1.6

(1)Capital expenditures presented above are related to the Wholly Owned Assets.

SELECTED BALANCE SHEET DATA (UNAUDITED)

(in millions of dollars)	June 30, 2021	December 31, 2020
Cash and cash equivalents	$137.3	$126.9
Property, plant and equipment, net	74.8	67.9
Total assets	746.6	738.9
Long-term debt – related parties	468.0	468.0
Total equity	259.9	254.0

August 5, 2021

The information in this release reflects the unaudited consolidated financial position and results of BP Midstream Partners LP.